Exhibit 23.4

Shanghai iResearch Co., Ltd.

3rd Floor, Building H, Xuhui Vanke Center, 9333 Humin Rd, Shanghai,

September 15, 2022

To: Tencent Music Entertainment Group (the Company)

Unit 3, Building D, Kexing Science Park

Kejizhongsan Avenue

Hi-tech Park

Nanshan District

Shenzhen, PRC

Re: Consent of Shanghai iResearch Co., Ltd.

Ladies and Gentlemen,

We understand that Tencent Music Entertainment Group (the “Company”) filed a registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iii) on the websites of the Company and its subsidiaries and affiliates, and (iv) in other publicity materials.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

For and on behalf of

/s/ Shanghai iResearch Co., Ltd.

Shanghai iResearch Co., Ltd.

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